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Exhibit 5.1

Barrett & McNagny LLP
215 East Berry Street
Fort Wayne, IN 46802

November 9, 2007

Steel Dynamics, Inc.
6714 Pointe Inverness Way, Suite 200
Fort Wayne, IN 46804

Ladies and Gentlemen:

        You have requested our opinion with respect to certain matters in connection with the filing by Steel Dynamics, Inc., an Indiana corporation (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to an aggregate of 8,320,881 shares of the Company's Common Stock, $0.001 par value (the "Shares"), including (i) 6,720,971 shares reserved for issuance pursuant to the Company's 2006 Equity Incentive Plan (the "2006 Plan"), (ii) 730,353 shares reserved for issuance upon exercise of stock options under the Company's 2006 Plan, (iii) 751,817 shares reserved for issuance upon exercise of stock options pursuant to the Company's Amended and Restated 1996 Incentive Stock Option Plan, (iv) 24,829 shares issued as restricted stock to non-employee directors pursuant to the 2006 Plan, (v) 36,582 shares reserved for issuance upon exercise of stock options pursuant to the Company's Non-Employee Director Stock Option Plan (the "Director Plan"), and (vi) 56,330 shares issued as unrestricted stock awards pursuant to the 2006 Plan to certain employees of an acquired subsidiary.

        In connection with this opinion, we have examined the Registration Statement and related prospectus, the Company's Amended Articles of Incorporation and Bylaws, all of the foregoing Plans, and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. Our opinion is expressed only with respect to the Business Corporation Law of the State of Indiana.

        On the basis of the foregoing, and in reliance thereon, we are of the opinion that the reserved shares, when issued in accordance with the 2006 Plan and the contemplated grants and awards thereunder, as applicable, the reserved shares when issued in accordance with the 1996 Plan and the options issued thereunder, as applicable, and the director shares, when issued in accordance with the Director Plan and the options issued thereunder, and in each case when sold and issued in accordance with the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable.

        We consent to the filing of this Opinion as an exhibit to the Registration Statement.

Very truly yours,

BARRETT & McNAGNY LLP

/s/ Robert S. Walters

Robert S. Walters

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  Exhibit 5.1